                                                                    Exhibit 99.1

AMAZON.COM ANNOUNCES OPERATING PROFIT, LOWERS BOOK PRICES AGAIN AND RAISES FINANCIAL GUIDANCE--THIRD PRICE CUT IN NINE MONTHS EFFECTIVE TODAY

SEATTLE--(BUSINESS WIRE)--Apr. 23, 2002--Amazon.com, Inc. (NASD: AMZN) today announced financial results for its first quarter ended March 31, 2002, and further reductions in book prices.

Net sales for the quarter were $847 million, compared with $700 million in the first quarter of 2001, an increase of 21%.

The Company recorded a first quarter 2002 operating profit of $2 million, compared with a loss of $217 million a year ago. Net loss for the first quarter of 2002 was $23 million, or $0.06 per share, compared with a first quarter 2001 net loss of $234 million (including restructuring-related and other charges of $114 million and goodwill amortization of $49 million), or $0.66 per share.

Amazon.com exceeded its pro forma operating profit goal for the quarter. Pro forma operating profit was $25 million, compared with a loss of $49 million in the first quarter of 2001, an improvement of over $70 million. Pro forma net loss, which includes net interest expense, for the first quarter of 2002 was $5 million, or $0.01 per share, compared with a pro forma net loss of $76 million, or $0.21 per share, in the first quarter of 2001. (Details on the differences between GAAP results and pro forma results are included below, with a tabular reconciliation of those differences included in the attached financial statements.)

The Company also announced that, effective today, Amazon.com has lowered book prices again. Customers can now save 30% on books over $15, unless marked otherwise.

"Last July we lowered book prices to 30% off books over $20, then six months later we introduced free Super Saver Shipping on orders over $99. Today, we're thrilled to extend our 30% discount to include books over $15," said Jeff Bezos, founder and CEO of Amazon.com. "We said we're the type of retailer that relentlessly works to lower prices for customers, but we didn't expect to be able to do it again so soon."

"We are ahead of schedule financially. Our continued operational progress and momentum allow us to further lower prices for customers and at the same time increase our 2002 guidance," said Warren Jenson, chief financial officer. "It's the best of all worlds--lower prices for customers, better customer service and lower costs--all driving us toward our objective of free cash flow for the year."

Highlights of First Quarter Results (comparisons are with the equivalent period of 2001)

     . Operating cash flow reached $46 million for the trailing twelve months, an improvement of over $260 million.

     . Marketplace (new, used and refurbished items sold on Amazon.com product detail pages by small businesses and individuals) equaled approximately 23% of total U.S. orders and 12% of U.S. units, compared with 4% of U.S. orders and 2% of U.S. units.

     . International segment sales, from the Company's U.K., Germany, France and Japan sites, grew 71% to $226 million and pro forma operating results improved by 67% to a loss of $11 million, or 5% of International sales.

     . Including sales from the U.S. site, more than one-third of the Company's sales were made to international customers.

     . U.S. Books, Music, and DVD/Video segment sales growth accelerated to 8% and pro forma operating profit increased 68%.

     . U.S. Electronics, Tools and Kitchen segment sales grew 8% to $126 million and pro forma operating losses declined by 55%, to $21 million.

     .    Annualized inventory turns improved 40% to 18, up from 13.

     .    Cash and marketable securities were $745 million at March 31, 2002.

Financial Guidance

The following forward-looking statements reflect Amazon.com's expectations as of April 23, 2002. Results may be materially affected by many factors, such as potential changes in general economic conditions and consumer spending, the emerging nature and rate of growth of the Internet and online commerce, and the various factors detailed below.

     Second Quarter 2002 Expectations

     . Net sales are expected to be between $765 million and $815 million, or grow between 15% and 22%.

     . Pro forma operating income is expected to be between $5 million and $15 million.

     Full Year 2002 Expectations

     .    Net sales are expected to grow by over 15%.

     .    Pro forma operating income is expected to be over $100 million.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, among others, the rate of growth of the economy in general and of the Internet and online commerce, customer spending patterns, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, risks of inventory management, the degree to which the Company enters into, maintains and develops service relationships with third-party sellers and other strategic transactions, foreign currency exchange risks, seasonality, international growth and expansion, risks of fulfillment throughput and productivity, and fluctuations in the value of securities and non-cash payments Amazon.com receives in connection with such transactions. Other risks and uncertainties include, among others, risk of future losses, significant amount of indebtedness, competition, potential fluctuations in operating results, management of potential growth, system interruption, consumer trends, fulfillment center optimization, inventory, limited operating history, government regulation and taxation, customer or third-party sellers fraud and Amazon.com Payments, new business areas, business combinations, and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, and all subsequent filings.

The Company intends to continue its practice of not updating forward-looking statements other than in publicly available documents.

Pro Forma Results

Pro forma results, which generally exclude non-operational, non-cash charges and benefits as well as one-time charges, are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as "GAAP"). Management uses such pro forma measures internally to evaluate the Company's performance and manage its operations. A reconciliation of GAAP to pro forma is included in the attached financial statements.

Pro forma operating results exclude the following line items on the Company's statements of operations:

     .    Stock-based compensation,

     .    Amortization of goodwill and other intangibles, and

     .    Restructuring-related and other.

Pro forma net results exclude, in addition to the line items described above, the following line items on the Company's statements of operations:

     .    Other gains (losses), net,

     .    Equity in losses of equity-method investees, net, and

     .    Cumulative effect of change in accounting principle.

Conference Call

A conference call will be Webcast live at www.amazon.com/ir today at 2 p.m. PDT/5 p.m. EDT and will be available through June 30, 2002. This call will contain forward-looking statements and other material information.

About Amazon.com

Amazon.com opened its virtual doors on the World Wide Web in July 1995 and today offers Earth's Biggest Selection. Amazon.com seeks to be the world's most customer-centric company, where customers can find and discover anything they might want to buy online. Amazon.com and sellers list millions of unique new and used items in categories such as electronics, computers, kitchen and housewares, books, music, DVDs, videos, camera and photo items, toys, baby and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items. Through Amazon

Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com's millions of customers, and with Amazon.com Payments, sellers can accept credit card transactions, avoiding the hassles of offline payments.

Amazon.com operates four international Web sites: www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 300,000 movies and entertainment titles and 1 million cast and crew members dating from the birth of film.

Contact:

Amazon.com Investor Relations
Tim Halladay, 206/266-2171, ir@amazon.com

Amazon.com Public Relations
Bill Curry, 206/266-7180

                                AMAZON.COM, INC.
                            Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                                     Three Months Ended
                                                                          March 31,
                                                                   ----------------------
                                                                      2002         2001
                                                                   ---------    ---------
Net sales                                                          $ 847,422    $ 700,356
Cost of sales                                                        624,297      517,759
                                                                   ---------    ---------
Gross profit                                                         223,125      182,597

Operating expenses:
    Fulfillment                                                       89,815       98,248
    Marketing                                                         32,244       36,638
    Technology and content                                            55,497       70,284
    General and administrative                                        20,911       26,028
    Stock-based compensation                                          10,931        2,916
    Amortization of goodwill and other intangibles                     1,979       50,831
    Restructuring-related and other                                    9,974      114,260
                                                                   ---------    ---------
            Total operating expenses                                 221,351      399,205
                                                                   ---------    ---------

Income (loss) from operations                                          1,774     (216,608)

Interest income                                                        5,652        9,950
Interest expense                                                     (35,244)     (33,748)
Other income (expense), net                                               95       (3,884)
Other gains (losses), net                                              5,516       33,857
                                                                   ---------    ---------
            Net interest expense and other                           (23,981)       6,175
                                                                   ---------    ---------

Loss before equity in losses of equity-method investees              (22,207)    (210,433)

Equity in losses of equity-method investees, net                      (1,744)     (13,175)
                                                                   ---------    ---------

Loss before change in accounting principle                           (23,951)    (223,608)

Cumulative effect of change in accounting principle                      801      (10,523)
                                                                   ---------    ---------

Net loss                                                           $ (23,150)   $(234,131)
                                                                   =========    =========

Basic and diluted loss per share:
    Prior to cumulative effect of change in accounting principle   $   (0.06)   $   (0.63)
    Cumulative effect of change in accounting principle                  --         (0.03)
                                                                   ---------    ---------
                                                                   $   (0.06)   $   (0.66)
                                                                   =========    =========

Shares used in computation of basic
    and diluted loss per share:                                      373,031      357,424
                                                                   =========    =========

           Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                                AMAZON.COM, INC.
                       Pro Forma Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                                                                   Three Months Ended
                                                                March 31, 2002                             March 31, 2001
                                                   ----------------------------------------   --------------------------------------
                                                    As Reported    Pro Forma                   As Reported   Pro Forma
                                                         (1)      Adjustments    Pro Forma         (1)      Adjustments  Pro Forma
                                                   ----------------------------------------   --------------------------------------
Net sales                                           $ 847,422    $    --        $ 847,422      $ 700,356     $    --      $ 700,356
Cost of sales                                         624,297         --          624,297        517,759          --        517,759
                                                   ----------------------------------------   --------------------------------------
Gross profit                                          223,125         --          223,125        182,597          --        182,597

Operating expenses:
    Fulfillment                                        89,815         --           89,815         98,248          --         98,248
    Marketing                                          32,244         --           32,244         36,638          --         36,638
    Technology and content                             55,497         --           55,497         70,284          --         70,284
    General and administrative                         20,911         --           20,911         26,028          --         26,028
    Stock-based compensation                           10,931      (10,931)          --            2,916        (2,916)        --
    Amortization of goodwill and
     other intangibles                                  1,979       (1,979)          --           50,831       (50,831)        --
    Restructuring-related and other                     9,974       (9,974)          --          114,260      (114,260)        --
                                                   ----------------------------------------   --------------------------------------
            Total operating expenses                  221,351      (22,884)       198,467        399,205      (168,007)     231,198
                                                   ----------------------------------------   --------------------------------------

Income (loss) from operations                           1,774       22,884         24,658       (216,608)      168,007      (48,601)

Interest income                                         5,652         --            5,652          9,950          --          9,950
Interest expense                                      (35,244)        --          (35,244)       (33,748)         --        (33,748)
Other income (expense), net                                95         --               95         (3,884)         --         (3,884)
Other gains (losses), net                               5,516       (5,516)          --           33,857       (33,857)        --
                                                   ----------------------------------------   --------------------------------------
            Net interest expense and other            (23,981)      (5,516)       (29,497)         6,175       (33,857)     (27,682)
                                                   ----------------------------------------   --------------------------------------

Loss before equity in losses of
 equity-method investees                              (22,207)      17,368         (4,839)      (210,433)      134,150      (76,283)

Equity in losses of equity-method
 investees, net                                        (1,744)       1,744           --          (13,175)       13,175         --
                                                   ----------------------------------------   --------------------------------------

Loss before change in accounting principle            (23,951)      19,112         (4,839)      (223,608)      147,325      (76,283)

Cumulative effect of change in accounting
 principle                                                801         (801)          --          (10,523)       10,523         --
                                                   ----------------------------------------   --------------------------------------

Net loss                                            $ (23,150)   $  18,311      $  (4,839)     $(234,131)    $ 157,848    $ (76,283)
                                                   ========================================   ======================================

Net cash used in operating activities               $(241,033)                  $(241,033)     $(406,984)                 $(406,984)
                                                   ==========                  ==========     ==========                 ===========

Basic and diluted loss per share:
    Prior to cumulative effect of change in
     accounting principle                           $   (0.06)   $    0.05      $   (0.01)     $   (0.63)    $    0.42    $   (0.21)
    Cumulative effect of change in
     accounting principle                                --           --             --            (0.03)         0.03         --
                                                   ----------------------------------------   --------------------------------------

                                                    $   (0.06)   $    0.05      $   (0.01)     $   (0.66)    $    0.45    $   (0.21)
                                                   ========================================   ======================================

Shares used in computation of basic
    and diluted loss per share:                       373,031                     373,031        357,424                    357,424
                                                   ==========                  ==========     ==========                 ===========

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

(1) In accordance with accounting principles generally accepted in the United States

                                AMAZON.COM, INC.
                               Segment Information
                                 (in thousands)
                                   (unaudited)

                                                               Three Months Ended March 31, 2002
                                     -----------------------------------------------------------------------------------------------
                                                    U.S. Retail
                                     -------------------------------------------
                                     Books, Music      Electronics,
                                     and DVD/Video  Tools and Kitchen    Total      International    Services     Consolidated
                                     -----------------------------------------------------------------------------------------------
Net sales                             $ 443,038       $ 126,203        $ 569,241     $ 225,520       $ 52,661      $ 847,422
Gross profit                            123,135          19,423          142,558        49,004         31,563        223,125
Pro forma income (loss)
 from operations                         46,363         (20,756)          25,607       (11,264)        10,315         24,658
Stock-based compensation                                                                                             (10,931)
Amortization of goodwill
 and other intangibles                                                                                                (1,979)
Restructuring-related
 and other                                                                                                            (9,974)
Net interest expense
 and other                                                                                                           (23,981)
Equity in losses of
 equity-method investees, net                                                                                         (1,744)
Cumulative effect of change
 in accounting principle                                                                                                 801
                                                                                                                   ---------
Net loss                                                                                                           $ (23,150)
                                                                                                                   =========

Segment highlights:
  Y / Y net sales growth                      8%              8%               8%           71%            25%            21%
  Y / Y gross profit growth                  13%             13%              13%           75%            12%            22%
  Gross margin                               28%             15%              25%           22%            60%            26%
  Pro forma operating margin                 10%            (16%)              4%           (5%)           20%             3%
  Net sales mix                              52%             15%              67%           27%             6%           100%



                                                               Three Months Ended March 31, 2001
                                     -----------------------------------------------------------------------------------------------
                                                    U.S. Retail
                                     -------------------------------------------
                                     Books, Music      Electronics,
                                     and DVD/Video  Tools and Kitchen    Total      International    Services     Consolidated
                                     -----------------------------------------------------------------------------------------------

Net sales                             $ 409,586       $ 116,507        $ 526,093     $ 132,105       $ 42,158      $ 700,356
Gross profit                            109,119          17,220          126,339        28,050         28,208        182,597
Pro forma income (loss)
 from operations                         27,625         (45,833)         (18,208)      (34,569)         4,176        (48,601)
Stock-based compensation                                                                                              (2,916)
Amortization of goodwill
 and other intangibles                                                                                               (50,831)
Restructuring-related
 and other                                                                                                          (114,260)
Net interest expense
 and other                                                                                                             6,175
Equity in losses of
 equity-method investees, net                                                                                        (13,175)
Cumulative effect of change
 in accounting principle                                                                                             (10,523)
                                                                                                                  ----------
Net loss                                                                                                          $ (234,131)
                                                                                                                  ==========

Segment highlights:
  Y / Y net sales growth                      2%             56%              11%           76%            85%            22%
  Y / Y gross profit growth                  32%            144%              41%           75%            27%            43%
  Gross margin                               27%             15%              24%           21%            67%            26%
  Pro forma operating margin                  7%            (39%)             (3%)         (26%)           10%            (7%)
  Net sales mix                              58%             17%              75%           19%             6%           100%

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                                AMAZON.COM, INC.
                                 Balance Sheets
                      (in thousands, except per share data)
                                   (unaudited)

                                                                                       March 31,         December 31,
                                                                                         2002                2001
                                                                                   -----------------   -----------------
ASSETS
Current assets:
     Cash and cash equivalents                                                          $   296,689         $   540,282
     Marketable securities                                                                  448,569             456,303
     Inventories                                                                            138,996             143,722
     Prepaid expenses and other current assets                                               70,019              67,613
                                                                                   -----------------   -----------------
           Total current assets                                                             954,273           1,207,920

Fixed assets, net                                                                           256,403             271,751
Goodwill, net                                                                                70,811              45,367
Other intangibles, net                                                                        6,959              34,382
Investments in equity-method investees                                                        8,643              10,387
Other equity investments                                                                     16,770              17,972
Other assets                                                                                 48,069              49,768
                                                                                   -----------------   -----------------
           Total assets                                                                 $ 1,361,928         $ 1,637,547
                                                                                   =================   =================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                                                   $   314,616         $   444,748
     Accrued expenses and other current liabilities                                         232,898             305,064
     Unearned revenue                                                                        79,361              87,978
     Interest payable                                                                        16,197              68,632
     Current portion of long-term debt and other                                             13,958              14,992
                                                                                   -----------------   -----------------
           Total current liabilities                                                        657,030             921,414

Long-term debt and other                                                                  2,152,273           2,156,133

Commitments and contingencies

Stockholders' deficit:
     Preferred stock, $0.01 par value:
         Authorized shares -- 500,000
         Issued and outstanding shares -- none                                                 --                  --
     Common stock, $0.01 par value:
         Authorized shares -- 5,000,000
         Issued and outstanding shares -- 375,109
          and 373,218, respectively                                                           3,751               3,732
     Additional paid-in capital                                                           1,480,935           1,462,769
     Deferred stock-based compensation                                                       (9,710)             (9,853)
     Accumulated other comprehensive loss                                                   (38,623)            (36,070)
     Accumulated deficit                                                                 (2,883,728)         (2,860,578)
                                                                                   -----------------   -----------------
           Total stockholders' deficit                                                   (1,447,375)         (1,440,000)
                                                                                   -----------------   -----------------
               Total liabilities and stockholders' deficit                              $ 1,361,928         $ 1,637,547
                                                                                   =================   =================


Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                                AMAZON.COM, INC.
                            Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)



                                                                                           Three Months Ended
                                                                                                March 31,
                                                                                --------------------------------------
                                                                                        2002                  2001
                                                                                --------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                      $    540,282         $    822,435
OPERATING ACTIVITIES:
Net loss                                                                                 (23,150)            (234,131)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation of fixed assets and other amortization                                      20,940               23,073
 Stock-based compensation                                                                 10,931                2,916
 Equity in losses of equity-method investees, net                                          1,744               13,175
 Amortization of goodwill and other intangibles                                            1,979               50,831
 Non-cash restructuring-related and other                                                   --                 62,004
 Loss (gain) on sale of marketable securities, net                                          (376)                  27
 Other gains, net                                                                         (5,516)             (33,857)
 Non-cash interest expense and other                                                       7,061                6,572
 Cumulative effect of change in accounting principle                                        (801)              10,523
Changes in operating assets and liabilities:
 Inventories                                                                               4,674               19,823
 Prepaid expenses and other current assets                                                (3,320)              27,334
 Accounts payable                                                                       (128,286)            (229,758)
 Accrued expenses and other current liabilities                                          (65,861)             (57,762)
 Unearned revenue                                                                         28,716               18,005
 Amortization of previously unearned revenue                                             (37,333)             (33,392)
 Interest payable                                                                        (52,435)             (52,367)
                                                                                -----------------    -----------------
Net cash used in operating activities                                                   (241,033)            (406,984)

INVESTING ACTIVITIES:
Sales and maturities of marketable securities                                            136,575               94,366
Purchases of marketable securities                                                      (134,227)             (30,378)
Purchases of fixed assets, including internal-use software and
 web-site development                                                                     (4,854)             (19,437)
                                                                                -----------------    -----------------
          Net cash provided by (used in) investing activities                             (2,506)              44,551

FINANCING ACTIVITIES:
Proceeds from exercise of stock options and other                                          7,409                5,833
Proceeds from long-term debt and other                                                      --                 10,000
Repayment of capital lease obligations and other                                          (4,563)              (4,575)
                                                                                -----------------    -----------------
          Net cash provided by financing activities                                        2,846               11,258
Effect of exchange-rate changes on cash and cash equivalents                              (2,900)             (24,316)
                                                                                -----------------    -----------------
Net decrease in cash and cash equivalents                                               (243,593)            (375,491)
                                                                                -----------------    -----------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $    296,689         $    446,944
                                                                                =================    =================

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases                                          $        924         $      2,298
Equity securities received for commercial agreements                                        --                    331
Cash paid for interest                                                                    80,483               79,517

Note: The attached "Financial and Operational Highlights" are an integral part of the press release financial statements.

                       AMAZON.COM, INC.
   Supplemental Financial Information and Business Metrics
                         (unaudited)
             (in millions, except per share data)

                                                                                        Q1 2001        Q2 2001         Q3 2001
                                                                                    -----------------------------------------------
Results of Operations

Net sales                                                                               $   700        $   668         $   639
Net sales -- trailing twelve months (TTM)                                               $ 2,888        $ 2,978         $ 2,980
Net sales to customers outside the U.S. -- % of net sales                                    26%            28%             29%

Gross profit                                                                            $   183        $   180         $   162
Gross margin -- % of net sales                                                             26.1%          26.9%           25.4%
Gross profit -- TTM                                                                     $   710        $   754         $   749
Gross margin -- TTM % of net sales                                                         24.6%          25.3%           25.1%

Fulfillment costs -- % of net sales                                                        14.0%          12.8%           12.7%
Fulfillment costs -- TTM % of net sales                                                    14.3%          13.8%           13.3%
Fulfillment costs -- % of U.S. Retail and International                                    14.9%          13.6%           13.7%
  combined net sales

Pro forma operating expenses                                                            $   231        $   208         $   189
Pro forma operating expenses -- TTM                                                     $   977        $   959         $   912

Pro forma operating income (loss)                                                       $   (49)       $   (28)        $   (27)
Pro forma operating margin -- % of net sales                                               (6.9%)         (4.2%)          (4.2%)
Pro forma operating income (loss) -- TTM                                                $  (266)       $  (205)        $  (164)
Pro forma operating income (loss) -- TTM % of net sales                                    (9.2%)         (6.9%)          (5.5%)

GAAP operating income (loss)                                                            $  (217)       $  (140)        $   (70)
GAAP operating income (loss) -- % of net sales                                            (30.9%)        (20.9%)         (11.0%)
GAAP operating income (loss) -- TTM                                                     $  (883)       $  (842)        $   (749)
GAAP operating income (loss) -- TTM % of net sales                                        (30.6%)        (28.3%)         (25.1%)

Pro forma net income (loss)                                                             $   (76)       $   (58)        $   (58)
Pro forma net income (loss) per share                                                   $ (0.21)       $ (0.16)        $ (0.16)
Pro forma net income (loss) -- TTM                                                      $  (372)       $  (314)        $  (282)

GAAP net income (loss)                                                                  $  (234)       $  (168)        $  (170)
GAAP net income (loss) per share                                                        $ (0.66)       $ (0.47)        $ (0.46)
GAAP net income (loss) -- TTM                                                           $(1,337)       $(1,188)        $(1,118)

U.S. books, music and DVD/video (US BMVD) segment:
US BMVD net sales                                                                       $   410        $   390         $   351
US BMVD net sales -- TTM                                                                $ 1,706        $ 1,711         $ 1,662
US BMVD gross profit                                                                    $   109        $   111         $    93
US BMVD pro forma operating margin -- % of US BMVD net sales                                  7%            10%              7%

U.S. electronics, tools and kitchen (US ETK) segment:
US ETK net sales                                                                        $   117        $   111         $   103
US ETK net sales -- TTM                                                                 $   526        $   545         $   551
US ETK gross profit                                                                     $    17        $    13         $    13
US ETK pro forma operating margin -- % of US ETK net sales                                  (39%)          (37%)           (32%)

International segment:
International net sales                                                                 $   132        $   128         $   138
International net sales -- TTM                                                          $   438        $   493         $   544
International gross profit                                                              $    28        $    29         $    28
International pro forma operating margin -- % of International net sales                    (26%)          (23%)           (20%)


Services segment:
Services net sales                                                                      $    42        $    39         $    46
Services net sales -- TTM                                                               $   218        $   229         $   223
Services gross profit                                                                   $    28        $    26         $    27
Services pro forma operating margin -- % of Services net sales                               10%            11%             17%

                                                                                                                        Y / Y %
                                                                                        Q4 2001        Q1 2002          Growth
                                                                                    -----------------------------------------------
Results of Operations

Net sales                                                                            $1,115           $  847             21%
Net sales -- trailing twelve months (TTM)                                            $3,122           $3,269             13%
Net sales to customers outside the U.S. -- % of net sales                                29%              34%           N/A

Gross profit                                                                         $  274           $  223             22%
Gross margin -- % of net sales                                                         24.6%            26.3%           N/A
Gross profit -- TTM                                                                  $  799           $  839             18%
Gross margin -- TTM % of net sales                                                     25.6%            25.7%           N/A

Fulfillment costs -- % of net sales                                                     9.8%            10.6%           N/A
Fulfillment costs -- TTM % of net sales                                                12.0%            11.2%           N/A
Fulfillment costs -- % of U.S. Retail and International                                10.7%            11.3%           N/A
  combined net sales

Pro forma operating expenses                                                         $  215           $  198            (14%)
Pro forma operating expenses -- TTM                                                  $  844           $  811            (17%)

Pro forma operating income (loss)                                                    $   59           $   25            N/A
Pro forma operating margin -- % of net sales                                            5.3%             2.9%           N/A
Pro forma operating income (loss) -- TTM                                             $  (45)          $   28            N/A
Pro forma operating income (loss) -- TTM % of net sales                                (1.4%)            0.9%           N/A

GAAP operating income (loss)                                                         $   15           $    2            N/A
GAAP operating income (loss) -- % of net sales                                          1.3%             0.2%           N/A
GAAP operating income (loss) -- TTM                                                  $ (412)          $ (194)           (78%)
GAAP operating income (loss) -- TTM % of net sales                                    (13.2%)           (5.9%)          N/A

Pro forma net income (loss)                                                          $   35           $   (5)           (94%)
Pro forma net income (loss) per share                                                $ 0.09           $(0.01)           N/A
Pro forma net income (loss) -- TTM                                                   $ (157)          $  (86)           (77%)

GAAP net income (loss)                                                               $    5           $  (23)           (90%)
GAAP net income (loss) per share                                                     $ 0.01           $(0.06)           N/A
GAAP net income (loss) -- TTM                                                        $ (567)          $ (356)           (73%)

U.S. books, music and DVD/video (US BMVD) segment:
US BMVD net sales                                                                    $  538           $  443              8%
US BMVD net sales -- TTM                                                             $1,689           $1,722              1%
US BMVD gross profit                                                                 $  140           $  123             13%
US BMVD pro forma operating margin -- % of US BMVD net sales                             12%              10%            N/A

U.S. electronics, tools and kitchen (US ETK) segment:
US ETK net sales                                                                     $  217           $  126              8%
US ETK net sales -- TTM                                                              $  547           $  557              6%
US ETK gross profit                                                                  $   35           $   19             13%
US ETK pro forma operating margin -- % of US ETK net sales                               (9%)            (16%)          N/A

International segment:
International net sales                                                              $  262           $  226             71%
International net sales -- TTM                                                       $  661           $  755             72%
International gross profit                                                           $   55           $   49             75%
International pro forma operating margin -- % of International net sales                 (4%)             (5%)          N/A


Services segment:
Services net sales                                                                   $   98           $   53             25%
Services net sales -- TTM                                                            $  225           $  236              8%
Services gross profit                                                                $   45           $   32             12%
Services pro forma operating margin -- % of Services net sales                           26%              20%           N/A

Note: The attached Financial and Operational Highlights are an integral part of this Supplemental Financial Information and Business Metrics.

                       AMAZON.COM, INC.
   Supplemental Financial Information and Business Metrics
                         (unaudited)
(in millions, except net sales per active customer, marketing cost per active customer account, inventory turnover, accounts payable days, and employee data)


                                                                                       Q1 2001         Q2 2001         Q3 2001
                                                                                    -----------------------------------------------

Customer Data*

Active customer accounts -- TTM                                                            20.5           21.1            23.0
Active customer accounts -- International -- TTM                                            4.9            5.4             6.1

Net sales (excluding catalog sales) per active customer account -- TTM                   $  135         $  136          $  126

Marketing cost per active customer account -- TTM                                        $  8.6         $  8.0          $  6.9


Balance Sheet

Cash and marketable securities                                                           $  643         $  609          $  668

Inventory, net                                                                           $  156         $  129          $  131
Inventory -- % of net sales                                                                  24%            21%             20%
Inventory -- % of TTM net sales                                                               6%             5%              5%
Inventory turnover -- annualized                                                           12.6           13.7            14.7
Inventory turnover -- TTM                                                                  13.0           14.0            14.8

Fixed assets, net                                                                        $  304         $  292          $  288

Accounts payable days -- ending                                                              45             48              46


Cash Flows

Cash generated by (used in) operations -- TTM                                            $ (217)        $ (161)         $ (221)

Free cash flow (operating cash flow less purchases of fixed assets) -- TTM               $ (345)        $ (270)         $ (301)

Adjusted free cash flow (free cash flow less repayment of capital lease
 obligations) -- TTM                                                                     $ (362)        $ (286)         $ (320)

Other

Common shares outstanding                                                                   359            362             372
Options outstanding -- % of common shares outstanding                                        12%            12%             18%

Employees (full-time and part-time)                                                       8,600          7,800           7,900


                                                                                                                        Y / Y %
                                                                                        Q4 2001         Q1 2002         Growth
                                                                                    ------------------------------------------------

Customer Data*

Active customer accounts -- TTM                                                            24.7           26.2             27%
Active customer accounts -- International -- TTM                                            6.9            7.6             55%

Net sales (excluding catalog sales) per active customer account -- TTM                   $  123         $  122            (10%)

Marketing cost per active customer account -- TTM                                        $  5.6         $  5.1            (41%)


Balance Sheet

Cash and marketable securities                                                           $  997         $  745             16%

Inventory, net                                                                           $  144         $  139            (11%)
Inventory -- % of net sales                                                                  12%            17%           N/A
Inventory -- % of TTM net sales                                                               5%             4%           N/A
Inventory turnover -- annualized                                                           24.5           17.7             40%
Inventory turnover -- TTM                                                                  15.8           17.4             34%

Fixed assets, net                                                                        $  272         $  256            (16%)

Accounts payable days -- ending                                                              49             45              0%


Cash Flows

Cash generated by (used in) operations -- TTM                                            $ (120)        $   46            N/A

Free cash flow (operating cash flow less purchases of fixed assets) -- TTM               $ (170)        $   10            N/A

Adjusted free cash flow (free cash flow less repayment of capital lease
 obligations) -- TTM                                                                     $ (190)        $   (9)           (98%)

Other

Common shares outstanding                                                                   373            375              4%
Options outstanding -- % of common shares outstanding                                        18%            17%           N/A

Employees (full-time and part-time)                                                       7,800          7,900             (8%)


Note: The attached Financial and Operational Highlights are an integral part of this Supplemental Financial Information and Business Metrics.

* Our customer account and active customer calculation methodology was modified in the third quarter 2001, primarily to include all customers who order new and used products through Amazon Marketplace. Our prior methodology did not capture all such customers. If second quarter 2001 customer metrics were presented under the modified methodology, active customer accounts, International active customer accounts, TTM net sales per active customer account, and marketing cost per active customer account would have been 21.9 million, 5.5 million, $131, and $7.7, respectively. Amounts prior to the 2001 second quarter have not been recalculated under the current methodology.

                                AMAZON.COM, INC.
                      Financial and Operational Highlights
                       First Quarter Ended March 31, 2002
                                   (unaudited)

Results of Operations (all comparisons are with the equivalent period of 2001)

Net Sales

     . Shipping revenue, excluding commissions earned from Amazon Marketplace, was approximately $89 million, up from $82 million.

     . Equity-based services revenues decreased to approximately $5 million, or 10% of services net sales, from $9 million, or 21%.

Gross Profit

     . Gross margin, excluding the results of our Services segment, would have been 24%, up from 23%.

     . Effective January 1, 2002, we prospectively changed our inventory costing method from the specific-identification method to the first-in, first-out (FIFO) method of accounting. This change resulted in a cumulative increase in product inventory of $0.8 million, with a corresponding amount recorded to "Cumulative effect of change in accounting principle" on the statements of operations. The effect on each quarter during 2001 would have been less than $1.2 million individually and in the aggregate.

     . Costs associated with our services revenues, classified as cost of services, generally include fulfillment-related costs to ship products on behalf of third-party sellers, costs to provide customer service, credit card fees and other related costs.

     . Shipping loss was approximately $1 million, down from $5 million. We continue to measure our shipping results relative to their impact on our overall financial results, with the viewpoint that shipping promotions are an effective marketing tool. We will continue offering shipping promotions to our customers, which reduce shipping revenue as a percentage of sales and will negatively affect gross margins on our retail sales.

Fulfillment

     . Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing inventories; picking, packaging and preparing customers' orders for shipment; credit card fees and bad debt costs; and responding to inquiries from customers. Fulfillment costs also include amounts paid to third-party co-sourcers, who assist us in fulfillment and customer service operations. Certain fulfillment-related costs incurred on behalf of third-party sellers, excluding those costs associated with Syndicated Stores, are classified as cost of sales rather than fulfillment.

Stock-Based Compensation

     . During the first quarter 2001, we offered a limited non-compulsory exchange of employee stock options. This option exchange offer results in variable accounting treatment for approximately 11 million stock options at March 31, 2002, which includes approximately 10 million options granted under the exchange offer with an exercise price of $13.375, and approximately 1 million options that were subject to the exchange offer but were not exchanged. Variable accounting treatment will result in unpredictable and potentially significant charges or credits, depending on fluctuations in quoted prices for our common stock, which we are unable to forecast.

Amortization of Goodwill and Other Intangibles

     . As a result of our adoption of the full provisions of Statement of Financial Accounting Standards No. 141 and No. 142, during the first quarter we reclassified $25 million of other intangibles (comprising only assembled workforce intangibles) to goodwill and discontinued the amortization of our goodwill assets. In addition, we completed an impairment analysis of goodwill and determined the amount to be fairly stated.

Restructuring-Related and Other

     . In 2001 we initiated an operational restructuring plan to reduce our operating costs, streamline our organizational structure, consolidate certain of our fulfillment and customer service operations and migrate a large portion of our technology infrastructure to a new operating platform. As a result of this initiative, we recorded restructuring and other charges of approximately $114 million in the first quarter 2001 and an additional $68 million during the last three quarters of 2001. Each component of the restructuring plan has been substantially completed.

     . During the first quarter 2002 we permanently closed our fulfillment center in Seattle and, in connection with our 2001 operational restructuring, we revised our sublease income estimates for Seattle-area restructured office space. These items resulted in additional restructuring-related expenses of $10 million primarily associated with ongoing lease obligations.

     . Cash payments resulting from the restructuring were $14 million in the first quarter 2002 and $10 million in first quarter 2001. The restructuring charges are anticipated to result in the following net cash outflows (included within accrued expenses and other current liabilities and long-term debt and other on our balance sheet):

                  (in thousands)
                                            Leases (a)      Other         Total
                                            ----------      ------       -------
          Nine Months Ending December 31,
             2002........................    $23,922        $5,060       $28,982
          Year Ending December 31,
             2003........................      6,410         3,037         9,447
             2004........................      2,761           --          2,761
             2005........................      2,770           --          2,770
             2006........................      3,036           --          3,036
             Thereafter..................     10,909           --         10,909
                                             -------        ------       -------
          Total estimated cash outflows..    $49,808        $8,097       $57,905
                                             =======        ======       =======

         (a) Net of anticipated sublease income of approximately $60 million.

Other Income (Expense), Net

     . Other income (expense) consists primarily of net realized gains and losses on sales of marketable securities, miscellaneous state and foreign taxes and certain foreign-currency-related transaction gains and losses.

Other Gains (Losses), Net

     . Other gains, net were $6 million for the first quarter 2002, primarily consisting of a foreign-currency gain on the remeasurement of our 6.875% convertible subordinated notes from Euros to U.S. dollars.

     . We are unable to forecast the gains or losses associated with our 6.875% convertible subordinated notes that will result from fluctuations in foreign exchange rates in future periods.

Earnings per Share

     . Basic and diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period; common stock equivalent shares, such as options, warrants and convertible securities, were excluded from the computation because their effect is antidilutive. If the effect of common stock equivalents had been included, the number of shares used in the computation of diluted loss per share would have been approximately 394 million, compared with 374 million.

Financial Condition

Cash and Marketable Securities

     . Cash and marketable securities are impacted by the effect of quarterly fluctuations in foreign-currency exchange rates, particularly the Euro. Our Euro investments, classified as available for sale, had a balance of 160 million Euros ($140 million, based on the exchange rate as of March 31, 2002).

     . Our marketable securities, at estimated fair value, consist of the following, as of March 31, 2002 (in thousands):

          Certificates of deposit.........................   $ 18,104
          Commercial paper and short-term obligations.....     38,719
          Corporate notes and bonds.......................     37,251
          Asset-backed and agency securities..............    278,678
          Treasury notes and bonds........................     63,032
          Equity securities...............................     12,785
                                                             --------
                                                             $448,569

     . We have pledged approximately $158 million of our marketable securities as collateral for certain contractual obligations, compared to $167 million as of December 31, 2001. Amounts pledged for standby letters of credit that guarantee certain contractual obligations, primarily property leases, were $72 million; $46 million is pledged for the swap agreement that hedges the foreign-exchange rate risk on a portion of our 6.875% convertible subordinated notes; and $41 million is pledged for certain of our real estate lease agreements. The amount of marketable securities we are required to pledge pursuant to the swap agreement fluctuates with the fair market value of the swap obligation.

Certain Definitions and Other

     . Our segment reporting includes four segments: U.S. Books, Music and DVD/Video; U.S. Electronics, Tools and Kitchen; International; and Services. Allocation methodologies have been consistently applied.

     . The U.S. Books, Music and DVD/Video segment includes revenues, direct costs and cost allocations associated with retail sales from www.amazon.com for books, music, DVDs, video products and magazine subscriptions, and from stores offering these products through our Syndicated Stores Program (whereby a third-party seller's e-commerce Web site uses our e-commerce services and tools, and offers our product selection), such as www.borders.com. This segment also includes commissions and other amounts earned from sales of these products, new or used, through Amazon Marketplace, and will include amounts earned from offerings of these products by third-party sellers, if any, under our Merchant@amazon.com Program (whereby a third-party seller offers its products or services for sale on our Web site, either in our retail stores or in a cobranded store on our Web site, or both).

     . The U.S. Electronics, Tools and Kitchen segment includes revenues, direct costs and cost allocations associated with www.amazon.com retail sales of electronics, computers, kitchen products and housewares, camera and photo items, software, cell phones and service, tools and hardware, outdoor living items, and computer and video game products, sold other than through our Toysrus.com strategic alliance, as well as catalog sales of toys and tools and hardware, and will include stores offering these products, if any, through our Syndicated Stores Program. This segment also includes commissions earned from sales of these products, new or used, through Amazon Marketplace and from offerings of these products by third-party sellers under our Merchant@amazon.com Program, such as Circuit City.

     . The International segment includes all revenues, direct costs and cost allocations associated with the retail sales of our four internationally focused Web sites--www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.co.uk--and from stores offering products through our Syndicated Stores Program. This segment also includes commissions and other amounts earned from sales of products, new or used, through Amazon Marketplace, and amounts earned from offerings of products by third-party sellers, if any, under our Merchant@amazon.com Program.

     . The Services segment includes revenues, direct costs and cost allocations associated with our business-to-business strategic alliances, including the Merchant Program (whereby a third-party seller's e-commerce Web site operates at its own URL using our features and technology), such as www.target.com beginning summer 2002, and, to the extent full product categories are not also offered by our online retail stores, the Merchant@amazon.com Program, such as our strategic alliance with Toysrus.com, as well as the strategic technology alliance with America Online, Inc. This segment also includes Amazon Auctions, zShops and Payments, and miscellaneous marketing and promotional agreements.

     . All references to customers mean customer accounts, which are unique e-mail addresses, established either when a customer's initial order is shipped or when a customer orders from certain third-party sellers on Amazon.com. Customer accounts include customers of Amazon Marketplace, Auctions and zShops services and from our Merchant@amazon.com and Syndicated Stores Programs, but exclude Amazon.com Payments customers, our catalog customers and the customers of selected companies with whom we have strategic marketing and promotional relationships.

     . Trailing twelve-month net sales per active customer account figures include all amounts earned through Internet sales, including net sales earned from new or used products sold through Amazon Marketplace, Auctions and zShops services, and products sold through our Merchant@amazon.com and Syndicated Stores Programs, but excluding products sold through our catalogs and certain strategic alliances and sales of inventory to Toysrus.com. A customer is considered active upon placing an order.